Exhibit 99.1

 news

[FRB LOGO]

RE: FTI Consulting, Inc.

        900 Bestgate Road

        Annapolis, MD 21401

        (410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FRB|WEBERSHANDWICK:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
Chairman & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, SEPTEMBER 2, 2003

FTI CONSULTING COMPLETES SALE OF SEA GROUP

ANNAPOLIS, MD, September 2, 2003—FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it has completed the sale of its SEA practice group to SEA’s senior management. The sale of SEA completes the disposition of FTI’s former Applied Sciences group, the results of which have been presented as discontinued operations in FTI’s financial statements.

FTI received cash of $10.0 million, which was used to reduce the outstanding balance under FTI’s existing term loan, and a promissory note from the buyer in the amount of $6.0 million, to be paid over seven years, with interest payable monthly at 9.0 percent per annum and principal payable monthly beginning in the fourth year. As previously announced, FTI reduced the carrying value of the SEA assets by $3.0 million and recorded an additional $4.0 million loss on the sale, consisting of $3.4 million in expected income taxes and $600,000 in other transaction-related costs, in its financial results for the second quarter of 2003.

About FTI Consulting

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of “bet-the-company” litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company’s filings with the Securities and Exchange Commission.

FTI is on the Internet at www.fticonsulting.com.

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